SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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    Rule 14a-6(e)(2))
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                              ECHO BAY MINES LTD.

               (Name of Registrant as Specified in its Charter)
                            -----------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ECHO BAY MINES LTD.


ECHO BAY ANNOUNCES RECEIPT OF TORONTO STOCK EXCHANGE CONDITIONAL
APPROVAL; DEFERRAL OF CAPITAL SECURITY INTEREST PAYMENTS


Edmonton, March 14, 2002 -- Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today that The Toronto Stock Exchange ("TSE") has granted approval for the listing of up 361,561,230 common shares of Echo Bay, conditional upon holders of common shares approving the issuance of these shares at a meeting called for March 25, 2002, and Echo Bay issuing this news release and filing all necessary documents with the TSE by April 15, 2002.

     These shares are to be issued to retire a capital securities debt obligation of US $100 million in principal amount plus accrued and unpaid interest, assuming the holders of all of the capital securities agree to exchange their securities for common shares. To date, holders of 98 percent of the capital securities have agreed to participate, subject to satisfaction of certain conditions including receipt of TSE listing approval. Expressed in per share terms, each common share issued will retire U.S. $0.45 of principal and interest calculated to December 31, 2001. The transaction contemplates retirement of the entire principal and interest obligation, including interest accrued to, or to accrue after, December 31, 2001.

     The Company also announced that it has elected to defer the interest payment due on April 1, 2002 to holders of its capital securities. Under the terms of the capital securities, issued in March 1997, the company has the right to defer interest payments for up to 10 consecutive semi-annual periods. The current deferral represents the ninth consecutive deferral of semiannual interest payments. Interest accrues during the deferral period at the rate of 12 percent per annum, compounded semi-annually, compared with the 11 percent face amount payable on the capital securities.

     Echo Bay mines gold and silver in North America. The primary markets for its common shares are the American and Toronto stock exchanges.

     For further information contact: Lois-Ann L. Brodrick, Vice President and Secretary, telephone 780-496-9704.